UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OF 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2016

ABV CONSULTING, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-198567	46-3997344
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit A, 21st Floor 128 Wellington Street Central, Hong Kong
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (852) 3106 2226

306 Clairmont Road, Villanova, PA 19085
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On August 22, 2016, Andrew Gavrin (“Gavrin”), the CEO, Director and principal shareholder of ABV Consulting, Inc. (the “Company”) cancelled a loan to the Company in the amount of $35,000.00 and acknowledged that the Company does not owe Gavrin or any other related party any other loans or amounts due. The cancellation of the debt by Gavrin will be treated as a contribution to the capital of the Company. A copy of the Debt Cancellation Acknowledgement is attached hereto as Exhibit 10.1 and incorporated by reference herein.

On August 22, 2016, Gavrin entered into a consulting agreement with the Company whereby he agreed to provide sales and customer service and collection of accounts recievable in exchange for the right to retain up to $4,000 of accounts receivable due the Company. The agreement in on an “at-will” basis and may be terminated by the Company after 30 days notice. A copy of the Services Agreement is attached hereto as Exhibit 10.2 and incorporated by reference herein.

ITEM 5.01 Changes in Control of Registrant.

On August 22, 2016, in connection with the sale of a controlling interest in the Company, Andrew Gavrin (“Mr. Gavrin”), the Company’s Chief Executive Officer and Director (the “Seller”) of the Company” entered into and closed on that certain Share Purchase Agreement (the “Agreements”) with Ms. Ping Zhang (“Ms. Zhang”), whereby Ms. Zhang purchased from the Seller a total of 5,000,000 shares of the Company’s common stock (the “Shares”) for an aggregate price of $228,400.00. In addition, Mr. Gavrin agreed pay $25,186.25 of debts of the Company in addition to the cancellation of the debt discussed in Item 1.01 above. The Shares acquired represent approximately 90.37% of the issued and outstanding shares of common stock of the Company.  A copy of the Form of Share Purchase Agreement is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Except as described herein, there were no arrangements or understandings among members of both the former and new control groups and their associates with respect to the election of directors or other matters.

As required to be disclosed by Regulation S-K Item 403(c), there are no arrangements, known to the Company, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Concurrently with the closing of the Stock Purchase Agreement, the following individuals were appointed to the Board of Directors:

Name	Title
Wai Lim Wong	Chairman of the Board of Directors

Following these appointments, Andrew Gavrin resigned from all positions held as an officer and director of the Company. Mr. Gavrin’s resignation was not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

There is no arrangement or understanding with the new director, on the one hand or any other person, on the other hand, pursuant to which the new director was appointed as a director.  The new director does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.  The new director has not received any compensation in connection with his appointment as a director and the new director will not serve on a committee of the board of directors, at this time.

Following the closing of the Agreement and the appointment of new member to our Board of Directors discussed above, the Board of Directors appointed the following individual to serve as the sole officer of the Company:

Name	Title
Wai Lim Wong	Chief Executive Office, President, Secretary and Treasurer

At this time, we do not have any written employment agreement or other formal compensation agreements with our new officer and/or director. Compensation arrangements are the subject of ongoing development and we will make appropriate additional disclosures as they are further developed and formalized.

The following is a brief description of the background on our recently appointed officer and director.

Wai Lim Wong (age 43) has been a Director and President of the Company since his appointment on August 22, 2016. He has over 25 years in customer service, sales and marketing experience, and is fluid in English, Cantonese and Mandarin. Prior to joining the Company, from 2014 to 2016 Mr. Wong was a sales and marketing manager for Keymax International Development Co., Ltd, an organization primarily focused on customer referrals to local finance companies for money lending businesses. There his key responsibilities included customer and supplier solicitation, operations, contract management and customer relations. Previously, from 2009 to 2014, Mr. Wong was an investor in and provided ad-hoc sales and marketing services for Wing Fung Marine Products, Ltd. (China), a renowned marine seafood cultivation company in China. Previously from 2007 to 2009, Mr. Wong was a project manager at Tomi Fuji Corporation Limited, where he was responsible for market promotion on energy savings products offered by the company.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.1	Debt Cancellation Acknowledgement entered into between ABV Consulting, Inc. and Andrew Gavrin dated August 22, 2016.
10.2	Services Agreement entered into between ABV Consulting, Inc. and Andrew Gavrin dated August 22, 2016.
10.3	Share Purchase Agreement entered into between Andrew Gavrin and Ping Zhang dated as of August 22, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ABV CONSULTING, INC.

Date: August 26, 2016	By:	/s/ Wai Lim Wong
Wai Lim Wong, Chief Executive Officer